Exhibit 10.1A

FIRST AMENDMENT TO AMENDED AND RESTATED MANAGEMENT AGREEMENT

This First Amendment to Amended and Restated Management Agreement (this “Amendment”) is entered into effective as of March 10, 2022 (the “Effective Date”) by and between AFC Gamma, Inc., a Maryland corporation (together with its subsidiaries, the “Company”) and AFC Management, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the Company and the Manager entered into the Amended and Restated Management Agreement, dated as of January 14, 2021 (the “Management Agreement”), under which the Company has retained the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth therein; and

WHEREAS, the Company and the Manager desire to amend the Management Agreement in certain respects as more fully set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager, intending to be legally bound hereby, agree as follows:

1.	All capitalized terms not defined in this Amendment shall have the meanings assigned to them in the Management Agreement.

2.	Effective on the Effective Date, Section 6(c) of the Management Agreement is amended and restated in its entirety to read as follows:

(c) The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the fiscal quarter in which this Agreement becomes effective. If applicable, the initial and final installments of the Base Management Fee shall be prorated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. Each quarterly installment of the Base Management Fee (each, a “Management Fee Installment”) shall be computed and paid as follows:

(i) The Manager shall calculate a preliminary estimate for the Management Fee Installment, and deliver such calculation to the Board, for informational purposes only, within ten days following the last day of each fiscal quarter. The Company shall pay the Manager between 80 to 90% (at the Company’s sole discretion) of the preliminary estimate of the Management Fee Installment (such payment, the “Preliminary Management Fee Payment”) in cash within five Business Days after the date of delivery to the Board of such computations.

(ii) The Manager shall calculate and finalize the Management Fee Installment amount (the “Final Management Fee Amount”), and deliver such calculation to the Board, for informational purposes only, within 30 days following the last day of each fiscal quarter. If the Final Management Fee Amount is greater than the Preliminary Management Fee Payment, the Company shall pay the Manager the Final Management Fee Amount, less the Preliminary Management Fee Payment, in cash within five Business Days after the date of delivery to the Board of such computations. If the Final Management Fee Amount is less than the Preliminary Management Fee Payment, the Manager shall reimburse the Company the amount by which the Preliminary Management Fee Payment exceeded the Final Management Fee Amount in cash within five Business Days after the date of delivery to the Board of such computations.

3.	Effective on the Effective Date, Section 6(d) of the Management Agreement is amended and restated in its entirety to read as follows:

(d) The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the fiscal quarter in which this Agreement becomes effective, based upon the Company’s Core Earnings for the applicable fiscal quarter. The Incentive Compensation will be subject to a Hurdle Rate, measured quarterly and expressed as a rate of return on the Company’s Adjusted Capital as of the last day of the fiscal quarter immediately preceding the fiscal quarter for which the Incentive Compensation is being calculated. Subject to Section 6(f)(ii), once Incentive Compensation is earned and paid, such Incentive Compensation is not refundable, notwithstanding any losses incurred in subsequent periods by the Company, except that, with respect to any specified fiscal year of the Company, if the Company’s aggregate Core Earnings for such fiscal year do not exceed the amount equal to the product of (i) the Hurdle Rate for such fiscal year and (ii) Adjusted Capital as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), the Manager shall have an obligation (the “Clawback Obligation”) to pay to the Company an amount (the “Clawback Amount”) equal to the aggregate Incentive Compensation that was earned and paid to the Manager during such fiscal year; provided that under no circumstances shall the Clawback Amount be more than the amount to which the Annual Hurdle Amount exceeds the Company’s aggregate Core Earnings for the specified fiscal year. For the avoidance of doubt, the Clawback Obligation shall be determined annually and any Incentive Compensation earned during a specified fiscal year of the Company shall not be subject to the Clawback Obligation with respect to the Incentive Compensation earned during any prior or subsequent fiscal year of the Company.

4.	Effective on the Effective Date, Section 6(f) of the Management Agreement is amended and restated in its entirety to read as follows:

(f) If applicable, the initial and final installments of the Incentive Compensation and any component thereof shall be prorated based on the number of days during the initial and final fiscal quarter, respectively, that this Agreement is in effect. If applicable, the aggregate Core Earnings, the Annual Hurdle Amount, the Clawback Amount and any components thereof for the initial and final fiscal years that this Agreement is in effect shall be prorated based on the number of days during the initial and final fiscal years, respectively, that this Agreement is in effect. Each quarterly installment of the Incentive Compensation (each, an “Incentive Compensation Installment”) and the Clawback Amount, if any, shall be computed and paid as follows:

(i) The Manager shall calculate a preliminary estimate for the Incentive Compensation Installment, and deliver such calculation to the Board, for informational purposes only, within ten days following the last day of each fiscal quarter. The Company shall pay the Manager between 80 to 90% (at the Company’s sole discretion) of the preliminary estimate of the Incentive Compensation Installment (such payment, the “Preliminary Incentive Compensation Payment”) in cash within five Business Days after the date of delivery to the Board of such computations.

(ii) The Manager shall calculate and finalize the Incentive Compensation Installment amount (the “Final Incentive Compensation Amount”), and deliver such calculation to the Board, for informational purposes only, within 45 days following the last day of each fiscal quarter. Subject to the Manager’s Clawback Obligation and Section 6(f)(iii), if the Final Incentive Compensation Amount is greater than the Preliminary Incentive Compensation Payment, the Company shall pay the Manager the Final Incentive Compensation Amount, less the Preliminary Incentive Compensation Payment, in cash within five Business Days after the date of delivery to the Board of such computations. Subject to the Manager’s Clawback Obligation and Section 6(f)(iii), if the Final Incentive Compensation Amount is less than the Preliminary Incentive Compensation Payment, the Manager shall reimburse the Company the amount by which the Preliminary Incentive Compensation Payment exceeded the Final Incentive Compensation Amount in cash within five Business Days after the date of delivery to the Board of such computations.

[Signature Page To First Amendment]

(iii) The Manager shall compute the aggregate Core Earnings, the Annual Hurdle Amount and the Clawback Amount, if any, for each fiscal year within 45 days after the end of the applicable fiscal year. A copy of the computations made by the Manager to calculate any installment of Incentive Compensation, aggregate Core Earnings, Annual Hurdle Amount and any Clawback Amount shall thereafter, for informational purposes only, promptly be delivered to the Board. The Manager shall pay the Company the Clawback Amount, if any, within five Business days after the date of delivery to the Board of the computations of such Clawback Amount.

5.
Effective on the Effective Date, the Investment Guidelines, as set forth on Exhibit A to the Management Agreement, is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Exhibit A to the Management Agreement attached hereto as Annex I, and made a part hereof for all purposes.

6.
Except as expressly modified by this Amendment, the Management Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Management Agreement shall be deemed to be a reference to the Management Agreement as modified by this Amendment.

7.	The provisions of Section 16 of the Management Agreement are incorporated herein by reference mutatis mutandis with the same force and effect as if expressly written herein.

8.
This Amendment may be executed by the parties to this Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

[Signature Page To First Amendment]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Effective Date.

AFC GAMMA, INC.

By:	/s/ Brett Kaufman
Name: Brett Kaufman
Title: Chief Financial Officer and Treasurer

AFC MANAGEMENT, LLC

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: Manager

[Signature Page To First Amendment]

Annex I

Amended Investment Guidelines

[See attached.]

Investment Guidelines

1. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2. No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

3. No investment shall be made that would cause the Company to violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company (excluding for purposes of this clause, the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as such investments are in compliance with applicable state law) or of any securities exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments.

4. The Company’s investments shall be in the Investments. Notwithstanding the foregoing, this paragraph 4 shall not prohibit the Manager from causing the Company to invest in (i) debt securities (including seller notes) with characteristics similar to the Target Investments, or (ii) ~~in~~ the types of assets described in paragraph 5 below until appropriate investments in the Target Investments are identified.

5. Until appropriate investments in the Target Investments are identified, the Manager may cause the Company to invest its available cash in interest-bearing, short-term investments, including money market accounts or funds, commercial mortgage backed securities, ~~and~~ corporate bonds, and other investments, and equity interests of real estate investment trusts, ~~and other investments,~~ subject to the requirements for the Company’s qualification as a REIT under the Code.

6. All investments by the Company require the approval of the Investment Committee.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) and the Manager without the approval of the Company’s stockholders.